Exhibit 11.1
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
                   LSI LOGIC CORPORATION
              CALCULATION OF EARNINGS PER SHARE
            (In thousands, except per share amounts)
                       (Unaudited)
                     Three Months Ended       Six Months Ended
                       June 30,                 June 30.
                    1996       1995        1996         1995
Primary Earnings
 Per Share
Net income          $ 46,496   $ 55,745    $  88,780   $101,005
Average common and
 common equivalent
 shares:
 Average common
 shares outstanding  129,019    121,824      129,106    119,530
 Dilutive options      2,605      4,031        2,641      3,783
                     131,624    125,855      131,747    123,313
Earnings per common
 and common
 equivalent share   $  0.35    $  0.44     $  0.67     $  0.82
Fully Diluted
 Earnings Per Share
Net income          $ 46,496   $ 55,745    $ 88,780    $101,005
Interest expense
 on convertible
 subordinated debt,
 net of tax effect     1,542      1,542       3,083       3,083
Adjusted net income $ 48,038   $ 57,287    $ 91,863    $104,088
Average common
 and common
 equivalent shares
 on a fully diluted
 basis:
   Average common
   shares
   outstanding       129,019    121,824      129,106    119,530
   Convertible
    subordinated
    debt              11,735     11,735       11,735     11,735
   Dilutive options    2,605      4,380        2,645      4,424
                     143,359    137,939      143,486    135,689
Fully diluted earnings
 per common and
 common
 equivalent share  $  0.34    $  0.42       $ 0.64     $ 0.77
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